UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BLUEROCK RESIDENTIAL GROWTH REIT, INC.

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712 Fifth Avenue, 9th Floor
New York, New York 10019

Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held May 26, 2016

Dear Stockholder:

On May 26, 2016, we will hold our 2016 annual meeting of stockholders at the Warwick Hotel, 65 West 54th Street at 6th Avenue, New York, New York 10019, in the Sussex Room (1st Floor). The meeting will begin at 12:00 P.M. local time. Directions to the meeting can be obtained by calling (877) 826-BLUE (2583).

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2017.
2.	Ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.
3.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected April 29, 2016 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card, and annual report to stockholders is being mailed to you on or about May 2, 2016.

Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders can submit their votes by proxy by mailing or faxing the enclosed proxy card, or by authorizing their proxy via telephone or internet.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2016

Our proxy statement, form of proxy card and 2015 annual report to stockholders are also available at http://www.bluerockresidential.com.

By Order of the Board of Directors

Michael L. Konig
Secretary

New York, New York
May 2, 2016

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

PROXY STATEMENT

The accompanying proxy is solicited by the board of directors of Bluerock Residential Growth REIT, Inc. (the “company,” “we,” “our,” or “us”) for use in voting at the 2016 annual meeting of stockholders to be held on May 26, 2016 at 12:00 P.M. local time, at the Warwick Hotel, 65 West 54th Street at 6th Avenue, New York, New York 10019, in the Sussex Room (1st Floor), and at any adjournment or postponement thereof, for the purposes set forth herein.

This proxy statement, proxy card, and annual report to stockholders is being mailed to you on or about May 2, 2016.

In this proxy statement, we refer to our sponsor, Bluerock Real Estate, L.L.C., as Bluerock, and BRG Manager, LLC, as our manager. We refer to Bluerock Residential Holdings, L.P. as our operating partnership.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?
A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2016 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and is designed to assist you in voting.
Q:	What is a proxy?
A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing R. Ramin Kamfar and Christopher J. Vohs, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote all of your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us as soon as possible, whether or not you plan on attending the meeting.
Q:	When is the annual meeting and where will it be held?
A:	The annual meeting will be held on May 26, 2016, at 12:00 P.M. local time at the Warwick Hotel, 65 West 54th Street at 6th Avenue, New York, New York, 10019, in the Sussex Room (1st Floor).
Q:	Who is entitled to vote?
A:	Anyone who owned our common stock at the close of business on April 29, 2016, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on April 29, 2016; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.
Q:	How many shares of common stock are outstanding?
A:	As of April 29, 2016, there were 19,564,751 shares of our Class A common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?
A:	A quorum consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares, inclusive of all classes of our common stock. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Class A common stock you held as of the record date.
Q:	How may I vote on each proposal?
A:	You may vote on each proposal as follows:
Proposal 1:	You may vote for each individual nominee to serve on the board of directors, withhold from each individual nominee, or withhold from all nominees.
Proposal 2:	You may vote for, against or abstain from voting to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.
Q:	How does the board of directors recommend I vote on each of the proposals?
A:	The board of directors recommends a vote FOR all five nominees for re-election as directors in Proposal 1, and FOR Proposal 2.
Q:	How can I vote?
A:	You can vote in person at the meeting or by proxy. You may authorize a proxy by completing, dating, signing and promptly returning the proxy card in the pre-addressed, postage-paid envelope provided with this proxy statement. You may also authorize a proxy to vote by telephone, via fax, or via the internet by following the procedures described in your proxy card. Those stockholders of record authorizing a proxy to vote by telephone, via fax or via the internet must do so no later than 5:00 P.M. Eastern Time, on May 25, 2016.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted by mail will be superseded.

Q.	Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
A.	If your shares are held in a “street name” through a broker, bank or other nominee, please refer to the instructions provided by such nominee regarding how to vote your shares or to revoke your voting instructions. The availability of telephone, fax and Internet proxy authorization depends on the voting processes of the broker, bank or other nominee.
Q:	What if I submit my proxy and then change my mind?
A:	You have the right to revoke your proxy at any time before the meeting by:
(1)	providing written notice of the revocation to Michael L. Konig, our Secretary;
(2)	attending the meeting and voting in person; or
(3)	submitting another proxy card dated after your first proxy card by telephone, via fax or via the internet, if we receive it no later than 5:00 P.M. Eastern Time on May 25, 2016.

Only the most recent proxy vote will be counted, and all others will be discarded, regardless of the method of voting.

Q:	Will my vote make a difference?
A:	Yes. Your vote could affect the composition of our board of directors, as well as the ratification of our independent registered public accounting firm for 2016. Moreover, your vote is needed to ensure that these proposals can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Q:	What are the voting requirements to elect the board of directors?
A:	Under our charter, the affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is required for the election of the directors. This means that a director nominee with the most votes for a particular board seat is elected to that seat. Because the number of director nominees does not exceed the number of board seats, a director nominee need only receive a single “for” vote to be elected. “Withhold” votes and broker non-votes will have no effect on the outcome of the election, but they will count toward the establishment of a quorum. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If approved, this proposal does not entitle stockholders to appraisal rights under Maryland law or our charter.
Q:	What are the voting requirements to approve the other proposal discussed in this proxy statement?
A:	Under our charter, the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required to approve Proposal 2 (the vote to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016). This means that Proposal 2 needs to receive more “for” votes than “against” votes in order to be approved. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. Abstentions and broker non-votes will have no effect on the result of the votes on this proposal, but they will count toward the establishment of a quorum. If approved, this proposal does not entitle stockholders to appraisal rights under Maryland law or our charter.
Q:	What is a broker “non-vote”?
A:	A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on proposals considered a “non-routine” matter under the NYSE MKT rules because the broker does not have discretionary power with respect to that matter and has not received instructions from the beneficial owner. SEC rules prohibit brokers from giving a proxy to vote with respect to “non-routine” matters without receiving voting instructions from a beneficial owner. Proposal 1 (the election of directors) is considered a “non-routine” matter under NYSE MKT rules. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with this proposal. Proposal 2 (the ratification of BDO USA, LLP as our independent registered public accounting firm for 2016) is the only matter to be presented at the annual meeting that is considered “routine” under NYSE MKT rules and on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.
Q:	How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the selection of our independent registered public accounting firm for 2016, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to R. Ramin Kamfar and Christopher J. Vohs, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?
A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2017 may do so by following the procedures prescribed in Article II, Section 11 of our Bylaws. To be eligible for presentation to and action by the stockholders at the 2017 annual meeting, director nominations and other stockholder proposals must be received by Michael L. Konig, our Secretary, no earlier than the 150th day, nor later than 5:00 P.M. Eastern Time on the 120th day, prior to the first anniversary of the date of this proxy statement (i.e., no earlier than December 3, 2016 and no later than January 2, 2017).
Q.	Who will solicit and pay the cost of soliciting proxies for the Annual Meeting?
A.	We will bear all expenses incurred in connection with the solicitation of proxies. Our officers, directors and employees may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses.
Q.	If I plan to attend the Annual Meeting in person, should I notify anyone?
A.	While you are not required to notify anyone in order to attend the Annual Meeting, if you do plan to attend the meeting, we would appreciate it if you would contact our Investor Relations department at (888) 558-1031 or via email at investor.relations@bluerockre.com.
Q:	Where can I find more information?
A:	We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or 1-202-551-7900 for further information regarding the public reference facilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of April 29, 2016, certain information regarding the beneficial ownership of our shares of Class A common stock and shares of Class A common stock issuable upon redemption of OP Units for (1) each person who is the beneficial owner of 5% or more of our outstanding shares of common stock, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of Class A common stock as opposed to OP Units or LTIP Units is set forth in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options, vesting or other rights (as set forth above) held by that person that are exercisable or will become exercisable or vest within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Title of Class of Securities Owned	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders:
None.
Named Executive Officers and Directors:(1)
R. Ramin Kamfar	Class A Common Stock	82,663	(2)	0.42%
	OP Units	165,654	(2)	54.21%
	LTIP Units	718,592	(2)	67.67%
Gary T. Kachadurian, Director	Class A Common Stock	4,600		0.02%
Michael L. Konig	—	—		—
Christopher J. Vohs	—	—		—
Brian D. Bailey, Independent Director	Class A Common Stock	15,274		0.08%
I. Bobby Majumder, Independent Director	Class A Common Stock	14,225		0.07%
Romano Tio, Independent Director	Class A Common Stock	14,244		0.07%
All Named Executive Officers and Directors as a Group(3)		1,015,252		4.96%

(1)	The address of each beneficial owner listed is 712 Fifth Avenue, 9th Floor, New York, New York 10019.
(2)	53,324 shares of Class A Common Stock, 32,276 OP Units and 628,072 LTIP Units are pledged as a security in connection with a third party loan.
(3)	Totals do not include (a) 59,854 remaining unvested LTIP Units issued to our manager concurrently with the completion of the IPO, which will fully vest on April 30, 2017, and (b) 283,390 unvested LTIP Units issued to our manager on July 2, 2015, which will vest ratably on an annual basis over a three year period from the issuance date.

PROPOSAL 1.
ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2017 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• R. Ramin Kamfar • Brian D. Bailey • Romano Tio	• Gary T. Kachadurian • I. Bobby Majumder

Each of the nominees for director is a current member of our board of directors. The board of directors believes the nominees have played and will continue to play a vital role in our management and operations, particularly in connection with the continued growth and success of our company. Detailed information on each nominee is provided on pages 7 through 9.

The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter, the affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is required for the election of the directors. This means that a director nominee with the most votes for a particular board seat is elected to that seat. Because the number of director nominees does not exceed the number of board seats, a director nominee need only receive a single “for” vote to be elected. “Withhold” votes and broker non-votes will have no effect on the outcome of the election, but they will count toward the establishment of a quorum. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” ALL FIVE NOMINEES
LISTED FOR RE-ELECTION AS DIRECTORS

Nominees for Election — Directors Backgrounds and Qualifications

We have provided below certain information about our directors. All of our directors have terms expiring on the date of the 2016 annual meeting, and are being nominated for re-election to serve until the 2017 annual meeting and until his successor is elected and qualified.

Name	Position(s)	Age*	Year First Became a Director
R. Ramin Kamfar	Chairman of the Board, Chief Executive Officer and President	52	2008
Gary T. Kachadurian	Director	65	2014
Brian D. Bailey	Independent Director	49	2009
I. Bobby Majumder	Independent Director	47	2009
Romano Tio	Independent Director	56	2009

*	As of April 20, 2016.

R. Ramin Kamfar has been a director since 2008, including as Chairman of the Board.

Mr. Kamfar has been our Chief Executive Officer and President since August 2008. Mr. Kamfar has served as our Chairman of the Board since August 2008, and as Chairman and Chief Executive Officer of our Manager since 2014. Mr. Kamfar also served as the Chief Executive Officer of our Former Advisor from August 2008 to February 2013. He has also served as the Chairman of the Board and Chief Executive Officer of Bluerock since its inception in October 2002, where he has overseen the acquisition and development of approximately 13,900 apartment units, and over 2.5 million square feet of office space. In addition, Mr. Kamfar has served as Chairman of the Board of Trustees and as a Trustee of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012. Mr. Kamfar has 25 years of experience in various aspects of real estate, mergers and acquisitions, private equity investing, investment banking, and public and private financings. From 1988 to 1993, Mr. Kamfar worked as an investment banker at Lehman Brothers Inc., New York, New York, where he specialized in mergers and acquisitions and corporate finance. In 1993 Mr. Kamfar left Lehman to focus on private equity transactions. From 1993 to 2002, Mr. Kamfar executed a growth/consolidation strategy to build a startup into a leading public company in the ‘fast casual’ market now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) with approximately 800 locations and $400 million in gross revenues. From 1999 to 2002, Mr. Kamfar also served as an active investor, advisor and member of the Board of Directors of Vsource, Inc., a technology company subsequently sold to Symphony House (KL: SYMPHNY), a leading business process outsourcing company focused on the Fortune 500 and Global 500. Mr. Kamfar received an M.B.A. degree with distinction in Finance in 1988 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with distinction in Finance in 1985 from the University of Maryland located in College Park, Maryland.

Mr. Kamfar’s knowledge of the REIT based on his years of service, as well as the experience noted above, led the Nominating and Corporate Governance Committee to conclude Mr. Kamfar should continue to serve as a member of our Board.

Gary T. Kachadurian has served as a member of our board of directors since April 2014.

Mr. Kachadurian also serves as Vice Chairman of our manager. Mr. Kachadurian has over 30 years of real estate experience primarily investing in and developing apartment properties on behalf of institutional investors. From 2007 through its sale in January 2015, Mr. Kachadurian served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multihousing investment advisory company. From 1990 to 2005, Mr. Kachadurian served in various senior roles at Deutsche Bank Real Estate/RREEF, a leading pension fund advisor, including as a member of RREEF’s Investment Committee for 14 years, as a senior member of the Policy Committee of RREEF, as Senior Managing Director for Global Business Development responsible for raising institutional real estate funds in Japan, Germany, and other countries, and as head of RREEF’s National Acquisitions Group and Value-Added and Development lines of business where he had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio. Prior to

Deutsche Bank/RREEF, Mr. Kachadurian served as the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania. Mr. Kachadurian also serves as President of The Kachadurian Group LLC, (f/k/a The Kach Group) which provides consulting on apartment acquisition and development transactions, including to Waypoint Residential. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, and a former Chairman of the National Multi Housing Council. Mr. Kachadurian is former Chairman of the Village Foundation of Children’s Memorial Hospital, and is a Director of Pangea Real Estate and KBS Legacy Partners Apartment REIT. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois in 1974.

Mr. Kachadurian’s knowledge of the real estate industry, as well as the experience noted above, led the Nominating and Corporate Governance Committee to conclude Mr. Kachadurian should continue to serve as a member of our Board.

Brian D. Bailey has served as one of our independent directors since January 2009.

Mr. Bailey has more than 20 years of experience in sourcing, evaluating, structuring and managing investments, including real estate and real estate-related debt financing. Mr. Bailey founded and currently serves as Managing Member of Carmichael Partners, LLC, a private equity investment firm based in Charlotte, North Carolina. He also currently serves as a director of the Telecommunications Development Fund, a private equity investment fund headquartered in Washington, DC. Prior to founding Carmichael Partners, Mr. Bailey served as Managing Partner (2000 – 2008) and Senior Advisor (2008 – 2009) of Carousel Capital, LLC, a private equity investment firm in Charlotte, North Carolina. From 1999 to 2000, Mr. Bailey was a team member of Forstmann Little & Co., a private equity investment firm in New York, New York. From 1996 to 1999, Mr. Bailey was a Principal at the Carlyle Group, a private equity investment firm in Washington, DC. Earlier in his career, Mr. Bailey worked in the leveraged buyout group at CS First Boston in New York, New York and in the mergers and acquisitions group at Bowles Hollowell Conner & Company in Charlotte, North Carolina. Mr. Bailey has also worked in the public sector, as Assistant to the Deputy Chief of Staff and Special Assistant to the President at the White House from 1994 to 1996 and as Director of Strategic Planning and Policy at the U.S. Small Business Administration in 1994. Mr. Bailey received a B.A. degree in Mathematics and Economics in 1988 from the University of North Carolina at Chapel Hill and an M.B.A. degree in 1992 from the Stanford Graduate School of Business, located in Stanford, California.

Mr. Bailey’s knowledge of the real estate industry, as well as the experience noted above, led the Nominating and Corporate Governance Committee to conclude Mr. Bailey should continue to serve as a member of our Board.

I. Bobby Majumder has served as one of our independent directors since January 2009.

Mr. Majumder is a partner at the law firm of Perkins Coie, where he specializes in corporate and securities transactions with an emphasis on the representation of underwriters, placement agents and issuers in both public and private offerings, private investment in public equity (PIPE) transactions and venture capital and private equity funds. Prior to Perkins Coie, Mr. Majumder was a partner in the law firm of K&L Gates LLP from May 2005 to March 2013. From January 2000 to April 2005, Mr. Majumder was a partner at the firm of Gardere Wynne Sewell LLP. Through his law practice, Mr. Majumder has gained significant experience relating to the acquisition of a number of types of real property assets including raw land, improved real estate and oil and gas interests. Mr. Majumder also has served as an independent Trustee on the Board of Trustees of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. He is an active member of the Park Cities Rotary Club, a charter member of the Dallas Chapter of The Indus Entrepreneurs and an Associates Board member of the Cox School of Business at Southern Methodist University. Mr. Majumder received a J.D. degree in 1993 from Washington and Lee University School of Law, located in Lexington, Virginia, and a B.A. degree in 1990 from Trinity University, located in San Antonio, Texas.

Mr. Majumder’s previous experience as a partner in Perkins Coie and his legal education, as well as the experience noted above, led the Nominating and Corporate Governance Committee to conclude Mr. Majumder should continue to serve as a member of our Board.

Romano Tio has served as one of our independent directors since January 2009. In addition, as of February 22, 2016, Mr. Tio has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors.

Mr. Tio serves as Managing Director at RM Capital Management LLC, a boutique real estate investment and advisory firm. From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10+ billion private investment firm specializing in event/distressed strategies. From August 2003 until December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a boutique real estate investment banking firm where he was involved in over $2.5 billion worth of commercial real estate transactions. Earlier in his career, Mr. Tio was involved in real estate sales and brokerage for 25 years. Mr. Tio also has served as an independent Trustee of the Board of Trustees of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. Mr. Tio received a B.S. degree in Biochemistry in 1982 from Hofstra University located in Hempstead, New York.

Mr. Tio’s knowledge of the real estate industry, as well as the experience noted above, led the Nominating and Corporate Governance Committee to conclude Mr. Tio should continue to serve as a member of our Board.

CORPORATE GOVERNANCE

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business.

Board Leadership Structure

The board of directors is composed of R. Ramin Kamfar, our Chief Executive Officer and President, and who controls our manager; Gary T. Kachadurian, the Vice Chairman of our manager and Chairman of our investment committee; and three independent directors: Brian D. Bailey, I. Bobby Majumder and Romano Tio. The board composition and our corporate governance guidelines ensure strong oversight by independent directors. The board of directors’ audit committee, compensation committee and the nominating and corporate governance committee is composed entirely of independent directors, while the board of directors’ investment committee is composed of one executive officer of our Manager and two independent directors. The board of directors is led by Mr. Kamfar, who has served as Chairman of the Board since our inception in 2008. Mr. Kamfar also served as our Chief Executive Officer and the Chief Executive Officer of our former advisor, Bluerock Multifamily Advisor, LLC, or our former advisor, from our inception in 2008 until February 2013, and currently serves as our Chief Executive Officer. As Chairman of the Board, Mr. Kamfar is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. As Chief Executive Officer, Mr. Kamfar manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. Pursuant to our corporate governance guidelines, the board of directors does not require the role of the Chairman of the Board and Chief Executive Officer to be separated. However, our corporate governance guidelines do require the appointment of a lead independent director if the Chairman of the Board is not an independent director. Our lead director is Romano Tio, an independent director since January 2009, who was elected lead director by the independent members of our board of directors. The role of our lead director includes the following duties:

•	call meetings of the independent directors, as needed;
•	develop the agendas for meetings of the independent directors;
•	preside at executive sessions of the independent directors;
•	confer regularly with the Chief Executive Officer; and
•	serve as a liaison between the Chief Executive Officer and the independent directors.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our manager are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board reviews information regarding the company’s liquidity, borrowings, operations, legal and regulatory compliance and actual and expected material developments in our business, as well as the risks associated with each. In addition, each year the board of directors reviews our investment strategies and objectives and their continued viability, and each quarter the directors review variances in major line items between our current results and our budget from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our property portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The investment committee oversees risk management with respect to specific real estate investments proposed by our manager and our investment policies and procedures. The compensation committee reviews and approves, on an annual basis, the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and reviewing and approving the compensation, if any, of all of our other officers, and administering our incentive compensation equity-based plans. The nominating and corporate governance committee is responsible for identifying and recommending to our full board of directors qualified candidates for election as directors and developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines. Although the audit committee, investment committee, compensation committee and the nominating and corporate governance committee are responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through reporting by the committees about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

A majority of the members of our board of directors, and all of the members of the audit committee, are “independent.” Two of our current directors, R. Ramin Kamfar and Gary Kachadurian, are affiliated with us and we do not consider either Mr. Kamfar or Mr. Kachadurian to be an independent director. Our other current directors, Brian D. Bailey, I. Bobby Majumder and Romano Tio, qualify as “independent directors” as defined under the rules of the New York Stock Exchange MKT. Messrs. Majumder and Tio each serve as an independent director of the Board of Directors of Bluerock’s Total Income + Real Estate Fund, an affiliate of Bluerock (“TIPRX”). Serving as a director of, or having an ownership interest in, another program sponsored by Bluerock will not, by itself, preclude independent director status. The board of directors has determined that Messrs. Bailey, Majumder and Tio each satisfy these criteria. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us or TIPRX. Therefore, we believe that all of these directors are independent directors.

Nomination of Directors

Our nominating and corporate governance committee, which consists of all of our independent directors, has adopted a nominating and corporate governance committee charter that details the committee’s principal functions. These functions include identifying and recommending to our full board of directors qualified candidates for election as directors, and recommending nominees for election as directors at the annual meeting of stockholders. Our bylaws provide that nominations of individuals for election to the board of directors at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on the election or proposal of other business and who has complied with the advance notice procedures of our bylaws. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting on the election and who has complied with the advance notice provisions of our bylaws.

Board Membership Criteria

The full board of directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The board of directors reviewed these criteria in connection with director nominations for the 2016 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies these criteria.

Other considerations in director nominations include the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that those nominated to serve as independent directors will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions.

A vacancy in our board of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies or until his or her earlier death, resignation or removal. Any director may resign at any time. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a plurality of the outstanding shares of common stock will be able to elect all of the directors.

Board and Committee Meetings and Director Attendance

During 2015, the board of directors held twelve (12) separate meetings, and participated in one (1) joint meeting with the investment committee. Also during 2015, the audit committee held seven (7) separate meetings, the investment committee held three (3) separate meetings, the compensation committee held one (1) separate meeting, and the nominating and corporate governance committee held no separate meetings, which totals do not include board of directors or committee action taken by written consent. Each of our current directors attended all meetings of the board of directors held during the period for which he served as a director and all meetings held by all committees of the board of directors on which he served during the periods in which he served, except that Mr. Kamfar was unable to attend one meeting of the board of directors, Mr. Kachadurian was unable to attend two meetings of the board of directors and one meeting of the investment committee, and Mr. Majumder was unable to attend one meeting of the board of directors. For biographical information regarding our directors, see “Executive Officers and Directors” below.

Director Attendance at Annual Meetings

Although we have no policy with regard to attendance by the members of the board of directors at our annual meetings, we invite and encourage all members of the board of directors to attend our annual meetings to foster communication between stockholders and the board of directors. Three of our five board members serving at the time attended our 2015 annual meeting of stockholders.

Committees of the Board of Directors

The board of directors has established four committees: an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. Information regarding these committees is set forth below.

The Audit Committee

General

The audit committee’s functions are (i) to evaluate and approve the services and fees of our independent registered public accounting firm; (ii) to periodically review the auditors’ independence; and (iii) to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and procedures and the audit and financial reporting process. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent auditors. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee updated and revised the audit committee charter, dated as of March 26, 2014. The audit committee charter is available on our web site at www.bluerockresidential.com.

The members of the audit committee are Brian D. Bailey, I. Bobby Majumder and Romano Tio. All of the members of the audit committee are “independent” as defined by the NYSE MKT. Mr. Majumder is the chairman of our audit committee, and is designated as the audit committee financial expert as defined by applicable rules promulgated by the SEC and the NYSE MKT corporate governance listing standards.

The Investment Committee

General

Our board of directors has delegated to the investment committee (1) certain responsibilities with respect to investments in specific real estate investments proposed by our manager and (2) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors. Our board of directors has delegated to our manager the authority to approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, as well as all other investments in real estate consistent with our investment guidelines, for investments less than 5% of our total assets, including any financing of such investment. Our manager will recommend suitable investments for consideration by the investment committee for investments that exceed this threshold up to 10% of our total assets, and for investments equal to or in excess of this amount, to our full board of directors. If the members of the investment committee approve a given investment, then our manager will be directed to make such investment on our behalf, if such investment can be completed on terms approved by the committee. Effective May 7, 2015, the Investment Committee is required to approve transactions that require an equity investment equal to or in excess of 5% and up to 10% of the Company’s existing and contributed stockholders’ equity plus new stockholders’ equity at the time of consideration. The members of our investment committee are Gary T. Kachadurian (chairman), Brian D. Bailey and Romano Tio. The background and experience of Messrs. Kachadurian, Bailey and Tio are described below in “Executive Officers and Directors.”

Compensation Committee

General

Our board of directors has established a compensation committee, which consists of Romano Tio (chairman), I. Bobby Majumder and Brian D. Bailey, all of our independent directors, and has adopted a compensation committee charter that details the principal functions of the compensation committee. These functions include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;
•	reviewing and approving the compensation, if any, of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	overseeing plans and programs related to the compensation of our manager, including fees payable to our manager pursuant to the management agreement with our manager;
•	implementing and administering our incentive compensation equity-based remuneration plans, if any;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may form and delegate authority to subcommittees in its discretion, provided that such subcommittees must be composed entirely of independent directors, and each such subcommittee must have its own charter setting forth its purpose and responsibilities. The compensation committee charter is available on our web site at www.bluerockresidential.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

General

Our board of directors has established a nominating and corporate governance committee, which consists of Brian D. Bailey (chairman), Romano Tio and I. Bobby Majumder, all of our independent directors, and has adopted a nominating and corporate governance committee charter that details the principal functions of the nominating and corporate governance committee. These functions include:

•	identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•	recommending to our board of directors nominees for each committee of our board of directors;
•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE MKT corporate governance listing standards; and
•	overseeing our board of directors’ evaluation of management.

The nominating and corporate governance committee may form and delegate authority to subcommittees in its discretion, provided that such subcommittees must be composed entirely of independent directors, and each such subcommittee must have its own charter setting forth its purpose and responsibilities. The nominating and corporate governance committee charter is available on our web site at www.bluerockresidential.com.

Contacting the Board of Directors

Any stockholder who desires to contact members of the board of directors may do so by writing to: Bluerock Residential Growth REIT, Inc. Board of Directors, 712 Fifth Avenue, 9th Floor, New York, New York 10019, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the board of directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the audit committee for review.

Director Compensation

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. We pay each of our independent directors an annual retainer of $25,000. In addition, during fiscal year 2015, we paid our independent directors $2,500 in cash per board meeting attended, $2,000 in cash for each committee meeting attended, and $1,000 in cash for each teleconference meeting of the board or any committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Each of our independent directors previously received 2,500 shares of restricted stock upon their annual re-election to the board in each of 2011, 2012, and 2013, and received 5,000 shares of restricted stock in connection with the commencement of our IPO, under our Former Incentive Plan. Pursuant to the terms of our Former Incentive Plan, such restricted stock vested 20% at the time of the grant, and vested or will vest 20% on each anniversary thereafter over four years from the date of the grant. On March 24, 2015, in accordance with the 2014 Individuals Plan, the board of directors authorized and each of our independent directors received two grants of 2,500 restricted shares of our Class A common stock, and on March 24, 2016, in accordance with the 2014 Individuals Plan, the board of directors authorized the acceleration of vesting of such shares, which vested (i) 834 shares on March 24, 2015, and (ii) 4,166 shares on March 24, 2016.

We have provided below certain information regarding compensation earned by and paid to our directors during fiscal year 2015 (amounts in thousands).

Name	Fees Paid in Cash in 2015(1)	Restricted Stock Awards(2)	Total
Brian D. Bailey(3)	$46	$66	$112
I. Bobby Majumder(4)	46	66	112
Romano Tio(5)	47	66	113
Gary T. Kachadurian	—	—	—
R. Ramin Kamfar	—	—	—

(1)	Includes the $25,000 annual retainer paid in 2015, which retainer also compensated for services to be rendered in 2016 in the amount of $8,333.
(2)	Reflects 5,000 shares of restricted stock granted in 2015 under the 2014 Individuals Plan to each non-employee Trustee. The amounts reported for each non-employee Trustee reflect the grant date fair value of the award based on the closing price of the shares on March 24, 2015 (i.e., $13.15).
(3)	Includes eighteen $1,000 payments and one $2,500 payment related to joint board of directors/audit committee/investment committee teleconference and in-person meetings, respectively. Excludes six $1,000 payment for six meetings held in 2015, but paid in 2016.
(4)	Includes eighteen $1,000 payments and one $2,500 payment related to joint board of directors/audit committee/investment committee teleconference and in-person meetings, respectively. Excludes six $1,000 payments for six meetings held in 2015, but paid in 2016.
(5)	Includes nineteen $1,000 payments and one $2,500 payment related to joint board of directors/audit committee/investment committee teleconference and in-person meetings, respectively. Excludes six $1,000 payments for six meetings held in 2015, but paid in 2016.

Executive Officers

The following table sets forth our executive officers, followed by biographical information regarding each executive officer who is not also a director.

Name	Position(s)	Age*	Year First Became a Director
R. Ramin Kamfar	Chairman of the Board, Chief Executive Officer and President	52	2008
Michael L. Konig	Chief Operating Officer, Secretary and General Counsel	55	N/A
Christopher J. Vohs	Chief Accounting Officer and Treasurer	40	N/A

*	As of April 20, 2016.

Michael L. Konig, Chief Operating Officer, Secretary and General Counsel.  Mr. Konig serves as Chief Operating Officer, Secretary and General Counsel of our company and our manager. Mr. Konig has also served as Senior Vice President and General Counsel for Bluerock and its affiliates since December 2004. In addition, Mr. Konig has served as Secretary of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012. Mr. Konig has over 25 years of experience in law and business. Mr. Konig was an attorney at the firms of Ravin Sarasohn Cook Baumgarten Fisch & Baime from September 1987 to September 1989, and Greenbaum Rowe Smith & Davis from September 1989 to March 1997, representing borrowers and lenders in numerous financing transactions, primarily involving real estate, distressed real estate and Chapter 11 reorganizations, as well as a broad variety of litigation and corporate law matters. From 1998 to 2002, Mr. Konig served as legal counsel, including as General Counsel, at New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL)). From 2002 to December 2004, Mr. Konig served as Senior Vice President of Roma Food Enterprises, Inc. where he led operations and the restructuring and sale of the privately held company with approximately $300 million in annual revenues. Mr. Konig received a J.D. degree cum laude in 1987 from California Western School of Law, located in San Diego, California, an M.B.A. degree in Finance in 1988 from San Diego State University and a Bachelor of Commerce degree in 1982 from the University of Calgary.

Christopher J. Vohs, Chief Accounting Officer and Treasurer.  Mr. Vohs serves as Chief Accounting Officer and Treasurer of our company, and has served as Chief Accounting Officer for Bluerock Real Estate, L.L.C., for our former advisor, Bluerock Multifamily Advisor, LLC, and for our manager, all of which are affiliates of our company, since joining Bluerock in July 2010. In his role as Chief Accounting Officer for Bluerock Real Estate, L.L.C. our former advisor and our manager, Mr. Vohs has been responsible for the oversight of all financial recordkeeping and reporting aspects of those companies. Previously, Mr. Vohs served as Corporate Controller for Roberts Realty Investors, Inc., a public multifamily REIT based in Atlanta, Georgia, from March 2009 to July 2010, where he was responsible for the accounting and financial reporting for the REIT. From October 2004 to March 2009, Mr. Vohs worked at Pulte Homes, a nationwide builder of single family homes, in various financial roles, including as Internal Audit Manager & Asset Manager and later as Vice President of Finance for Pulte’s Orlando and Southeast Florida operations. As Vice President of Finance, Mr. Vohs was responsible for all finance, accounting, and administrative operations of the division. From January 1999 to October 2004, Mr. Vohs worked as an Audit Manager for Deloitte & Touche, an international professional services firm, where he earned his CPA certification and focused on mid-size to large private and public companies in the manufacturing, finance, and communications industries. Mr. Vohs received his B.A. degree in Accounting from Michigan State University in 1998.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our Named Executive Officers for fiscal year 2015. Our Named Executive Officers for fiscal year 2015 were R. Ramin Kamfar, Chief Executive Officer and President, Michael L. Konig, Chief Operating Officer, Secretary and General Counsel, and Christopher J. Vohs, Chief Accounting Officer and Treasurer.

Overview of Compensation Program and Philosophy

Bluerock Residential Growth REIT, Inc. has no employees. We are externally managed by our manager, BRG Manager, LLC, pursuant to the Management Agreement. All of our Named Executive Officers are employees of our manager and/or affiliates. We have not paid, and do not expect to pay in 2016, any cash or other compensation to our Named Executive Officers.

Say-on-Pay Vote

At our 2014 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers. A substantial majority of our stockholders (93.69%) that voted at the 2014 annual meeting of stockholders approved the compensation of our Named Executive Officers as described in our proxy statement for the 2014 annual meeting of stockholders. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote and considered it in determining specific award amounts granted to our Named Executive Officers for 2015. The Compensation Committee will also carefully consider the results of other future stockholder votes on executive compensation, along with other expressions of stockholder views it receives on specific policies and desirable actions.

Say-on-Frequency Vote

At our 2014 annual meeting of stockholders, our stockholders who voted recommended by a strong majority (77.15%) that we hold an advisory stockholder vote on the compensation of our Named Executive Officers every three years. As a result of this vote, the next advisory vote on the Named Executive Officers compensation will be held at the 2017 annual meeting of stockholders. Our next say-on-frequency vote is scheduled for our 2020 annual meeting of stockholders.

Cash and Other Compensation

We do not currently have any employees and our executive officers are employed by our manager. We will not reimburse our manager for compensation paid to our executive officers. Officers will be eligible for awards under our Amended 2014 Individuals Plan. However, we currently do not intend to grant any such awards, and no awards have been granted to our executive officers under our 2014 Individuals Plan.

Former Incentive Plan

We previously adopted the Bluerock Multifamily Growth REIT, Inc. Long Term Incentive Plan, or the former Incentive Plan, to provide an incentive to our employees, officers, directors, and consultants and employees and officers of our former advisor, by offering such persons an opportunity to participate in our growth through ownership of our common stock or through other equity-related awards. Under the former Incentive Plan, we had reserved and authorized an aggregate number of 2,000,000 shares of our common stock for issuance.

2014 Incentive Plans

On December 16, 2013, our board of directors adopted, and on January 23, 2014 our stockholders approved, the 2014 Equity Incentive Plan for Individuals, or the 2014 Individuals Plan, and the 2014 Equity Incentive Plan for Entities, or the 2014 Entities Plan, to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and operating partnership and their affiliates and other service providers, including our Manager and its affiliates. We refer to both the 2014 Individuals Plan and the 2014 Entities Plan collectively as the 2014 Incentive Plans. The 2014 Incentive Plans provide for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards. Upon the approval by our stockholders of the 2014 Individuals Plan and the 2014 Entities Plan, our former Incentive Plan was terminated. No awards were granted to our executive officers under our former Incentive Plan. All restricted stock previously granted under our Former Incentive Plan may receive distributions, whether vested or unvested. No additional grants of common stock or other equity-related awards will be made under our former Incentive Plan.

On April 7, 2015, our board of directors adopted, and on May 28, 2015 our stockholders approved, the amendment and restatement of the 2014 Individuals Plan (“Amended 2014 Individuals Plan”) and the 2014 Entities Plan (“Amended 2014 Entities Plan,” and together with the Amended 2014 Individuals Plan, the “Amended 2014 Incentive Plans”). Upon the approval by our stockholders of the Amended 2014 Incentive Plans, the 2014 Individuals Plan and the 2014 Entities Plan were terminated. Under the Amended 2014 Incentive Plans, we have reserved and authorized an aggregate number of 475,000 shares of our common stock for issuance. No awards have been granted to our executive officers under our Amended 2014 Incentive Plans.

Equity Compensation Plan Information.  The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our 2014 Incentive Plans, as of March 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	184,110
Equity compensation plans not approved by security holders	—	—	—
Total:	—	—	184,110

Equity Compensation to Manager

On July 2, 2015, the Company issued a grant of LTIP Units under the Amended 2014 Incentive Plans to the Manager. The equity grant consisted of 283,390 LTIP Units. The LTIP Units will vest ratably over a three year period that began in July 2015, subject to certain terms and conditions. The LTIP Units may be convertible into OP Units under certain conditions and then may be settled in shares of the Company’s Class A common stock. The LTIP Units provide for the payment of distribution equivalents at the same time distributions are paid to holders of the Company’s Class A common stock.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this 2016 proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee
Romano Tio, Chairman
I. Bobby Majumder
Brian D. Bailey

[1]	The material in the foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the 1933 Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Related Party Transactions and Policies

As described further below, we have entered into agreements with certain affiliates pursuant to which they will provide services to us. Our independent directors have reviewed the material transactions between our affiliates and us since the beginning of 2015. Set forth below is a description of such transactions since that time and the independent directors’ determination of their fairness.

Management Agreement

At the closing of the IPO, we entered into the Management Agreement with our manager.

The amount payable to the manager for the year ended December 31, 2015 are as reflected in the following table (amounts in thousands):

	Approximate Dollar Value of Mr. Kamfar’s Interest In Company Incurred Amounts(1)	Year Ended December 31, 2015
Incentive Fee	$931	$931
Base Management Fee	$3,254	$3,254
Expense Reimbursement	$282	$282

(1)	For the year ended December 31, 2015.

The manager may retain, at our sole cost and expense, the services of such persons and firms as the manager deems necessary in connection with our management and operations (including accountants, legal counsel and other professional service providers), provided that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. The manager has in the past retained, and going forward may retain Konig & Associates, P.C., a professional corporation wholly-owned by Michael L. Konig, our Chief Operating Officer, Secretary and General Counsel, for itself or on our behalf to provide transaction based legal services, if the manager determines that such retention would be less expensive than retaining third party professionals. There were no fees and expenses payable by us to Konig & Associates, P.C. in 2015.

The independent directors reviewed our relationship with our manager during 2015 and considered it to be fair. The independent directors believe that the amounts payable to the manager under the Management Agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the manager to provide the desired level of services to us and our stockholders.

Investment Allocation Agreement

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our manager.

Dealer Manager Agreement for Series B Preferred Stock Offering

In conjunction with the offering of the Series B Preferred Stock, we entered into a dealer manager agreement (the “Series B Dealer Manager Agreement”) with Bluerock Capital Markets, LLC (“Bluerock Capital Markets”), our affiliate, pursuant to which it assumed dealer manager responsibilities for our Series B Preferred Stock Offering. Pursuant to the Series B Dealer Manager Agreement, Bluerock Capital Markets will receive up to 7.0% and 3.0% of the gross offering proceeds from the offering as selling commissions and dealer manager fees, respectively. Bluerock Capital Markets expects to re-allow the majority of the earned sales commissions and dealer manager fee to selected dealers, and expects to utilize the remaining amount for payment of expenses incurred in connection with the Series B Preferred Stock Offering. As of December 31, 2015, we were continuing to organize our sales activities for the Series B Preferred Stock Offering, and no Units had been sold. Thus, no fees were paid pursuant to the Series B Dealer Manager Agreement for the year ended December 31, 2015.

Summary of Fees and Reimbursements to Former Advisor

Our former advisor was entitled to the payment of certain fees in compensation for advisory and general management services rendered thereunder for periods prior to our IPO on April 2, 2014, and reimbursements for certain costs and expenses incurred in connection with the provision thereof, in an aggregate amount of $1.18 million which was outstanding at December 31, 2014. Effective on September 4, 2015, our former advisor and Manager entered into an Assignment Agreement pursuant to which the former advisor assigned its right to payment of the obligation due to the former advisor to the Manager. The Manager agreed to receive the payment entirely in LTIP Units of the Operating Partnership. The obligation was paid in a number of LTIP Units equal to (i) the dollar amount of the obligation payable in such LTIP Units (calculated as $1.18 million), divided by (ii) the average of the closing prices of the Company’s Class A common stock, $0.01 par value per share, on the NYSE MKT on the five business days prior to the issuance date. The payment was made through the issuance of 108,119 LTIP Units by the Operating Partnership to the Manager on September 14, 2015. The LTIP Units were fully vested upon issuance, and may convert to OP Units upon reaching capital account equivalency with the OP Units held by us, and may then be settled in shares of our Class A common stock. The Manager will be entitled to receive “distribution equivalents” with respect to the LTIP Units at the same time distributions are paid to the holders of our Class A common stock.

Transactions with Affiliates of Our Manager

We have entered into several transactions with two private real estate funds that are affiliates of Bluerock, an affiliate of our manager, in connection with our investments. Fund II and Fund III are managed and controlled by a wholly owned subsidiary of Bluerock. Mr. Kamfar and a family owned limited liability company are the indirect owners of 100% of the membership interests of Bluerock, and each of our and our manager’s officers is also an officer of Bluerock.

Joint Ventures with Fund II and Fund III

In connection with our acquisitions of our joint venture investments in the Alexan Southside Place property, the Whetstone property, the Cheshire Bridge property, the Domain Phase 1 property, the Flagler Village property and the Lake Boone Trail property, we entered into joint venture agreements with Fund II and Fund III, as applicable, as further described below.

Acquisition of Alexan Southside Place Interests

On January 12, 2015, through a wholly-owned subsidiary of our Operating Partnership, BRG Southside, LLC, or BRG Southside, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund II and Fund III (collectively, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential, or TCR, to develop an approximately 269-unit class A, apartment community located in Houston, Texas, to be known as the Alexan Southside Place property. The Alexan Southside Place property will be developed upon a tract of land ground leased from Prokop Industries BH, L.P., a Texas limited partnership, by BR Bellaire BLVD, LLC, as tenant under an 85-year ground lease. We have made a capital commitment of $17.3 million to acquire 100% of the preferred equity interests in BRG Southside, LLC, all of which has been funded at December 31, 2015.

Acquisition of Whetstone Interests

On May 20, 2015, through BRG Whetstone Durham, LLC, a wholly-owned subsidiary of our Operating Partnership, we made a convertible preferred equity investment in a multi-tiered joint venture, along with Fund III and an affiliate of TriBridge Residential, LLC, to acquire a 204-unit Class A apartment community located in Durham, North Carolina, to be known as Whetstone Apartments. We have made a capital commitment of $12.2 million to acquire 100% of the preferred equity interests in BRG Whetstone Durham, LLC all of which has been funded as of December 31, 2015. The acquisition of Whetstone Apartments was partially funded by a bridge loan of approximately $25.2 million secured by the Whetstone Apartment property. The loan matures May 18, 2016 and bears interest on a floating basis based on LIBOR plus 2.0%. The loan can be prepaid without penalty. We provided certain standard scope non-recourse carveout guaranties in conjunction with the loan.

Acquisition of Cheshire Bridge Interests

On May 29, 2015, through BRG Cheshire, LLC, a wholly-owned subsidiary of our Operating Partnership, we made a convertible preferred equity investment in a multi-tiered joint venture, along with Fund III and an affiliate of Catalyst Development Partners II, to develop a 285-unit Class A apartment community located in Atlanta, Georgia, to be known as Cheshire Bridge Apartments. We have made a capital commitment of $16.4 million to acquire 100% of the preferred equity interests in BRG Cheshire, LLC, all of which has been funded as of December 31, 2015.

Acquisition of Domain Phase 1 Interest

On November 20, 2015, through a wholly-owned subsidiary of our Operating Partnership, BRG Domain Phase 1, LLC, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund II, an affiliate of our Manager, and an affiliate of ArchCo Residential, to develop an approximately 301-unit, class A, apartment community located in Garland, Texas. The property will be developed upon an approximately 10 acres tract of land. We have made a capital commitment of $18.6 million to acquire 100% of the preferred equity interests in BR Member Domain Phase I, LLC, of which $3.8 million has been funded at December 31, 2015.

Acquisition of Flagler Village Interest

On December 18, 2015, through a wholly-owned subsidiary of our Operating Partnership, BRG Flagler Village, LLC, we made an investment in a multi-tiered joint venture along with Fund II, an affiliate of our Manager, and an affiliate of ArchCo Residential, to develop an approximately 384-unit, class A, apartment community located in Ft. Lauderdale, Florida. We have made a capital commitment of $46.8 million to acquire 100% of the interests in BR Flagler Village, LLC, of which $5.5 million has been funded at December 31, 2015.

Acquisition of Lake Boone Trail

On December 18, 2015, through a wholly-owned subsidiary of our Operating Partnership, BRG Lake Boone, LLC, we made a convertible preferred equity investment in a multi-tiered joint venture along with Fund II, an affiliate of our Manager, and an affiliate of Tribridge Residential, LLC, to develop an approximately 245-unit, class A, apartment community located in Raleigh, North Carolina. We have made a capital commitment of $16.8 million to acquire 100% of the preferred equity interests in BR Lake Boone, LLC, of which $9.9 million has been funded at December 31, 2015.

Villas at Oak Crest

In December 2015, in conjunction with the sale of Villas at Oak Crest, two former joint venture partners, who were related to the Company’s Chief Executive Officer, converted their ownership in Villas at Oak Crest into 22,809 Operating Partnership Units, the value of which was commensurate with the proportionate share of the sale price of the Villas at Oak Crest property (plus closing costs) represented by their ownership in the property, and was based on the closing price of the Company’s Class A common stock on the NYSE MKT for the five trading days prior to closing on the transaction.

Acquisitions from Fund II and Fund III

Park & Kingston Acquisition.  In May 2015, the Company invested an additional $6.5 million, plus customary prorations, in equity in Park & Kingston, increasing the Company’s indirect ownership interest in the property from 46.95% to approximately 96.0%. The additional interests were purchased from Fund III based on the original purchase price on a pro rata basis, plus customary prorations.

Fox Hill Acquisition.  In May 2015, the Company invested an additional $1.1 million, plus customary prorations, in equity in Fox Hill, increasing the Company’s indirect ownership interest in the property from 85.27% to approximately 94.62%. The additional interests were purchased from Fund III based on the original purchase price on a pro rata basis, plus customary prorations.

Lansbrook Acquisition.  On May 23, 2014, Fund II sold a 32.7% limited liability company interest in BR Lansbrook JV Member, LLC, or BR Lansbrook JV Member, to BRG Lansbrook, LLC, a wholly owned subsidiary of our operating partnership, for a purchase price of approximately $5.4 million in cash, and

Fund III sold a 52.7% limited liability company interest in BR Lansbrook JV Member to BRG Lansbrook, LLC, for a purchase price of approximately $8.8 million in cash. BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in BR Carroll Lansbrook JV, LLC, which, as of December 31, 2015, owns 602 condominium units being operated as an apartment community within a 774-unit condominium property known as Lansbrook Village located in Tampa (Palm Harbor), Florida, or the Lansbrook Village property. As further consideration for the Lansbrook acquisition, we were required to provide certain standard scope non-recourse carveout guarantees (and related hazardous materials indemnity agreements) related to approximately $42.0 million of indebtedness encumbering the Lansbrook Village property through a joinder to the loan agreement. The transaction was unanimously approved by the independent members of our board of directors. The purchase price paid for the acquired interests was based on the amounts capitalized by Fund II and Fund III in the Lansbrook Village property plus an 8% annualized return for the period they held their respective interests in BR Lansbrook JV Member. The approximate dollar value attributed to Mr. Kamfar, as a result of his indirect ownership of Bluerock, was $0.2 million. Fund II and Fund III will continue to own a 7.33% and 7.33%, respectively, limited liability interest in BR Lansbrook JV Member.

In December 2015, the Company invested an additional $3.7 million, plus customary prorations, in equity in Lansbrook, increasing the Company’s indirect ownership interest in the property from 76.8% to approximately 90.00%. The additional interests were purchased from Fund II and Fund III, affiliates of our Manager, based on an appraisal value, plus customary prorations.

Current Policies and Procedures Relating to Conflicts of Interest

Investment Allocation Agreement

We rely on Bluerock, and the executive officers and real estate professionals of Bluerock acting on behalf of our manager, to identify suitable investments. Bluerock currently serves as manager for other real estate investment programs and intends to sponsor future real estate programs with investment objectives similar to ours. As such, many investment opportunities may be suitable for us as well as other real estate programs sponsored by affiliates of our manager, and we and such other real estate programs will rely upon the same executive officers and real estate professionals to identify suitable investments for us.

To address certain potential conflicts arising from our relationship with Bluerock and its affiliates, we have entered into an investment allocation agreement with Bluerock and our manager whereby none of the Bluerock Funds nor any of their affiliates will acquire institutional-quality apartment properties in our target markets and within our investment strategies without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for federal income tax purposes, and our and the Bluerock Funds’ exemption from registration under the Investment Company Act, at least 75% of the capital to be funded by such investment vehicles in Class A apartment properties in our target markets, subject to change if agreed upon by a majority of our independent directors. To the extent that the Bluerock vehicles elect to invest less than the remaining 25% of the investment amount, we will have the right to invest an additional percentage of equity equal to the amount not so invested by the Bluerock vehicles. To the extent that we do not have sufficient capital to contribute at least 75% of the capital required for any such proposed investment by such investment vehicle, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us and the capital available for investment by each such vehicle and by us. Bluerock has agreed that this investment allocation agreement will apply to any fund that is formed by Bluerock at a later date. Our board of directors will re-evaluate the investment allocation agreement from time to time and will periodically review each party’s compliance with its allocation provisions.

In the event that any joint venture with an entity affiliated with our manager holds interests in more than one property or other investment, the interest in each may be specially allocated based upon the respective proportion of funds invested by each co-venturer.

Code of Business Conduct and Ethics

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, and must be promptly disclosed to stockholders. Waivers for other personnel may be made by our Chief Executive Officer. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with the NYSE MKT and SEC requirements. A copy of our code of business conduct and ethics is available in the Investor Relations section of our website (http://bluerockresidential.com) under the tab “Governance Documents.”

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or
•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

We have adopted a related person transaction policy that requires that all existing or proposed transactions, arrangements, relationships, or series of similar transactions, arrangements or relationships, involving an amount in excess of $120,000 in which we, our operating partnership or any of our subsidiaries is a participant, and in which any of our directors or executive officers, any immediate family member of a director or executive officer, any 5.0% stockholders in us, or any immediate family member of any such stockholder, had or will have a direct or indirect material interest, be considered and approved by our nominating and corporate governance committee. A copy of our related person transaction policy is available in the Investor Relations section of our website (http://bluerockresidential.com) under the tab “Governance Documents.”

Lending Policies

We may not make loans to our directors, officers or other employees except in accordance with our code of business conduct and ethics and applicable law.

Independent Registered Public Accounting Firm

BDO USA, LLP has served as our independent auditors since October 3, 2012. The appointment of BDO USA, LLP as our independent public accountants was unanimously approved by the audit committee of our board of directors.

We expect that representatives of BDO USA, LLP will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The aggregate fees billed to us for professional accounting services by BDO USA, LLP, including the audit of our annual financial statements for the years ended December 31, 2015 and 2014, are set forth in the table below (amounts in thousands):

	2015	2014
Audit fees	$859	$521
Audit-related fees	—	17
Tax fees	131	68
All other fees	—	—
Total	$990	$606

For purposes of the preceding table professional fees are classified as follows:

•	Audit fees — These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.
•	Audit-related fees — These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.
•	Tax fees — These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.
•	All other fees — These are fees for any services not included in the above-described categories.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter requires the audit committee to pre-approve, to the extent required by applicable law, all audit and non-audit engagements and the related fees and terms with the independent auditors. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. In addition, the audit committee, may, in its discretion, delegate one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to the full audit committee at its next scheduled meeting.

All services rendered by BDO for the year ended December 31, 2015 were pre-approved in accordance with the policies and procedures described above.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2015 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with BDO, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence, and discussed with BDO their independence from us. In addition, the audit committee considered whether BDO’s provision of non-audit services is compatible with BDO’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

April 27, 2016	The Audit Committee of the Board of Directors: I. Bobby Majumder (Chairman) Brian D. Bailey Romano Tio

PROPOSAL 2.
RATIFY SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote for, against or abstain from voting to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2016.

The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. This proposal is considered “routine” under NYSE MKT rules, so brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Where no such vote is cast, the appointed proxies will vote FOR this proposal.

Vote Required

Under our charter, the affirmative vote of a majority of the votes cast at the meeting at which a quorum is present is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the result of the votes on this proposal, but they will count toward the establishment of a quorum.

If this proposal is not approved by our stockholders, the adverse vote will be considered a direction to our audit committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2016 will stand, unless our audit committee determines there is a reason for making a change.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and any persons beneficially owning more than 10% of our outstanding shares of common stock, to file with the SEC reports with respect to their initial ownership of our common stock and reports of changes in their ownership of our common stock. As a matter of practice, our administrative staff and outside counsel assists our directors and executive officers in preparing these reports, and typically file those reports on behalf of our directors and executive officers. Based solely on a review of the copies of such forms filed with the SEC during fiscal year 2015 and on written representations from our directors and executive officers, we believe that during fiscal year 2015, except for two Form 4s by R. Ramin Kamfar, one Form 4 by Gary Kachadurian, one Form 4 by Romano Tio, one Form 4 by I. Bobby Majumder and one Form 4 by Brian D. Bailey, all of our directors and executive officers filed the required reports on a timely basis under Section 16(a).

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

If a stockholder wishes to present a proposal at the 2017 annual meeting, our bylaws require that the stockholder give advance written notice to our secretary, Michael L. Konig, at our executive offices no earlier than December 3, 2016 and no later than January 2, 2017. However, if we hold our 2017 annual meeting before April 26, 2017, or after June 25, 2017, stockholders must submit proposals no earlier than 150 days prior to the 2017 annual meeting date and no later than the later of 120 days prior to the 2017 annual meeting date or ten (10) days after announcement of the 2017 annual meeting date. The mailing address of our executive offices is 712 Fifth Avenue, 9th Floor, New York, New York 10019.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders can submit their votes by proxy by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

0

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Ramin Kamfar and Christopher J. Vohs, and each with full power of substitution to represent and vote as designated on the reverse side, all the shares of Class A Stock of Bluerock Residential Growth REIT, Inc. held of record by the undersigned as of April 29, 2016, at the Annual Meeting of Stockholders to be held at the Warwick Hotel located at 65 West 54th Street at 6th Avenue, New York, New York 10019, in the Sussex Room (1st Floor), on May 26, 2016, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Class A

May 26, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and 2015 Annual Report to Stockholders are available at www.bluerockresidential.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 052616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of the nominees listed below to serve as Directors until the Annual Meeting of Stockholders to be held in the year 2017 and until their successors are elected and qualified (except as marked to the contrary below).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ R. Ramin Kamfar
- ○ Gary T. Kachadurian
- ○ Brian D. Bailey
- ○ I. Bobby Majumder
- ○ Romano Tio

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Class A

May 26, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and 2015 Annual Report to Stockholders are available at www.bluerockresidential.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20530000000000000000 7 052616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of the nominees listed below to serve as Directors until the Annual Meeting of Stockholders to be held in the year 2017 and until their successors are elected and qualified (except as marked to the contrary below).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ R. Ramin Kamfar
- ○ Gary T. Kachadurian
- ○ Brian D. Bailey
- ○ I. Bobby Majumder
- ○ Romano Tio

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.